EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces Second Quarter 2007 Earnings
Louisville, CO, July 31, 2007 – Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the second quarter and cumulative six months ended June 30, 2007.
Replidyne reported net income of $45.5 million for the second quarter ended June 30, 2007 compared to a net loss of $6.2 million for the quarter ended June 30, 2006. Net income for the second quarter of 2007 included license and contract revenue totaling $55.6 million recognized on May 7, 2007, the effective termination date of Replidyne’s collaboration and commercialization agreement with Forest Laboratories (Forest). For the six month period ended June 30, 2007, Replidyne reported net income of $36.9 million compared to a net loss of $13.9 million for the six month period ended June 30, 2006. Cash, cash equivalents and short-term investments on hand at June 30, 2007 totaled $112.1 million.
“This quarter we continued to focus on defining the approval path for faropenem,” said Kenneth J. Collins, Replidyne’s President and CEO. “We are now actively engaged in identifying a new collaboration and development partner for faropenem and, in anticipation of a partnership, we are conducting all preparations to allow us to commence further Phase III clinical trials in community-acquired pneumonia and acute bacterial sinusitis by the end of this year. In the second half of this year other milestones to expect from Replidyne include presenting highly-anticipated research on our C. difficile program at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September and initiating Phase II clinical trials for REP8839.”
As noted above, revenue for the second quarter of 2007 was $55.6 million compared to $4.0 million for the second quarter of 2006. Since entering the agreement with Forest in February 2006, non-refundable upfront and milestone payments totaling $60 million were recognized as revenue on a straight-line basis over approximately 15 years in accordance with Replidyne’s revenue recognition policy. Upon termination, the balance of unamortized upfront and milestone payments of $55.2 million was fully recognized as revenue in the second quarter of 2007. In addition, the Company recognized $0.4 million in contract revenue for funded activity through May 7, 2007 under the agreement. Funded activities represent Forest’s majority share of certain direct costs incurred to develop faropenem during the agreement term. Based on termination of this agreement, Replidyne will not report any revenue under the agreement in future reporting periods.
Research and development expenses in the second quarter of 2007 were $8.4 million compared to $9.1 million in the corresponding quarter of 2006 and were substantially faropenem-related. Faropenem related research and development expense this quarter included costs to replace the contract research organization conducting the acute exacerbation of chronic bronchitis study. The new contract research organization is expected to oversee all planned faropenem Phase III registration studies. Additionally, research and development expense included costs to prepare for REP8839 Phase II clinical trials and preclinical activities targeted to Replidyne’s discovery research programs, primarily C. difficile and inhibition of DNA replication. Research and development expense in the second quarter of 2006 included $1.5 million paid to GlaxoSmithKline as final payment for the acquisition of REP8839 and its related technology.
Sales, general and administrative expenses for the second quarter of 2007 were $3.3 million compared to $2.9 million in the second quarter of 2006. Replidyne reported net income attributable to common stockholders for the second quarter of 2007 of $45.5 million or, $1.71 per basic common share. On a diluted basis, earnings per share were $1.65 per common share for the second quarter of 2007. This result compared to a net loss attributable to common stockholders of $8.9 million, or a net loss of $5.79 per basic and diluted common share in the second quarter of 2006.
Conference Call Information
Replidyne will host a conference call and webcast today, July 31, 2007, at 4:45 P.M. ET to discuss 2007 second quarter financial results and recent corporate developments. Callers may participate in the conference call by dialing 888-680-0890 (U.S. participants) or 617-213-4857 (international participants) and providing the passcode 27796470. To access the live webcast, log on to the Company’s website at www.Replidyne.com and go to the Investor Relations section.
A replay of the conference call will be available approximately one hour after the completion of the call through Tuesday, August 14, 2007 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 31540010. To access a replay of the webcast, visit the Investor Relations section of the Company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s second drug candidate, REP8839, is a topical anti-infective product candidate in development for the treatment of skin and wound infections, including methicillin-resistant S. aureus (MRSA) infections. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain a new partner for faropenem on acceptable terms; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-Q filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands, except for share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$56,841	$24,091
Short-term investments	55,257	101,476
Receivable from Forest Laboratories	—	4,634
Prepaid expenses and other current assets	1,981	2,079

Total current assets	114,079	132,280
Property and equipment, net	2,503	3,170
Other assets	121	111

Total assets	$116,703	$135,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,643	$7,957
Current portion of deferred revenue	—	56,176

Total current liabilities	6,643	64,133
Other long-term liabilities	44	56

Total liabilities	6,687	64,189

Commitments and contingencies

Total stockholders’ equity	110,016	71,372

Total liabilities and stockholders’ equity	$116,703	$135,561

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$55,647	$4,045	$58,571	$6,922

Costs and expenses:

Research and development	8,364	9,141	17,811	18,110

Sales, general and administrative	3,280	2,859	6,815	4,812

Total costs and expenses	11,644	12,000	24,626	22,922

Income (loss) from operations	44,003	(7,955)	33,945	(16,000)

Investment income and other, net	1,487	1,747	2,993	2,090

Net income (loss)	45,490	(6,208)	36,938	(13,910)

Preferred stock dividends and accretion	—	(2,654)	—	(5,306)

Net income (loss) attributable to common stockholders	$45,490	$(8,862)	$36,938	$(19,216)

Net income (loss) attributable to common stockholders per share - basic	$1.71	$(5.79)	$1.39	$(12.98)

Net income (loss) attributable to common stockholders per share - diluted	$1.65	$(5.79)	$1.34	$(12.98)

Weighted average common shares outstanding - basic	26,676,886	1,530,965	26,649,042	1,480,407

Weighted average common shares outstanding - diluted	27,650,814	1,530,965	27,611,733	1,480,407

- ENDS -